Event Cardio Group signs $8,000,000 Investment Term Sheet with a Hong Kong Corporation

The Agreement between R.J. Capital Management, Ltd. and ECGI provides for a Joint Venture between the companies which will have exclusive distribution and manufacturing rights for BreastCare DTS™ in China.

NEW YORK, NY (Marketwired – March 18, 2015) - Event Cardio Group, Inc. (OTCQB: ECGI), a medical device company that specializes in the detection and preventive treatment of high-risk diseases, is pleased to announce it entered into an Investment Term Sheet with R.J. Capital Management, Ltd. The Term Sheet calls for an investment of $4,000,000 for 20% of Event Cardio Group and an additional $4,000,000 contribution by R. J. Capital towards a joint venture which will have exclusive distribution and manufacturing rights for Event Cardio Group’s FDA approved Breast Care DTS™ in China.

Event Cardio Group will contribute $1,000,000 to the Joint Venture and will receive 20% of the Joint Venture.

John Bentivoglio, President and Chief Executive Officer of Event Cardio Group stated: “This agreement is the culmination of months of negotiations and I could not be more pleased. The addition of R. J. Capital as a shareholder of our company and a strategic partner for our expansion into Asia puts Event Cardio Group on the way to achieving world-wide distribution of its BreastCare DTS™ device.”

BREAST CANCER DETECTION MARKET: The global Point of Care market in 2011 was approximately $18.7 billion, up from $10.3 billion in 2005. In the U.S. alone, the combined breast cancer detection/diagnostic market was valued at more than $2.2 billion in 2008, and is expected to continue in a stable growth pattern over the next several years. Analysts have suggested a conservative growth rate of approximately 5.4% per year.

CARDIAC MONITORING MARKET: The combined U.S. cardiac equipment and services market in 2012 was estimated at $3.86 billion and is expected to grow to $4.19 billion in 2016. Globally, the cardiac monitoring market is anticipated at three to five times the US market. We believe that the market for ambulatory cardiac holter monitoring and event recording services will grow over the foreseeable future as a result of an aging and growing population, the increase in a prevalence of health conditions such as obesity that increase the likelihood of heart related diseases and the increasing awareness of cardiac diseases.

Note: The BreastCare DTS™ device is not intended to replace mammography, ultrasound and other detection methods. It is to be used as an adjunct to these screening methods. The use of more than one screening method (as is true with most medical testing) provides the best opportunity to catch breast cancer early. The advantages of BreastCare DTS™ are that it is low-cost, portable and highly effective, and does not expose the patient to radiation, making it a very attractive and accessible adjunct for screening for breast cancer for use with and in between mammograms in the US and other developed countries.

About Event Cardio Group, Inc.

Event Cardio Group, Inc., is a developer of medical diagnostic detection equipment focused on the detection, and preventive treatment, of high-risk diseases. The Company's core products are its Now Cardio™, an advanced cardiac monitor which offers dual-functionality including both holter monitoring and event recording simultaneously, and FDA approved BreastCare DTS™ breast cancer detection device. For more information on the company please visit www.eventcardiogroup.com.

Contact:

John Bentivoglio
President & CEO
212-321-0091
289-407-4377

johnb@eventcardiogroup.com

Statements in this release may be regarded, in certain instances, as "forward-looking statements" pursuant to certain sections of the Securities Act 1933 and the Securities Exchange Act 1934, respectively. "Forward-looking statements" are based on expectations, estimates and projections at the time the statements are made, and involve risks and uncertainties, which could cause actual results or events to differ materially from those currently anticipated, including, but not limited to delays, difficulties, changed strategies, or unanticipated factors or circumstances affecting Event Cardio Group Inc, and its business. There can be no assurance that such forward-looking statements will ever prove to be accurate and readers should not place undue reliance on any such forward-looking statements contained herein. Event Cardio Group Inc, will not republish revised forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.